Exhibit 99.1

 Alpha Pro Tech

 L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2012

Building Supply Segment Sales Increased 23.3% in the Fourth Quarter from the Prior Year Period and Full Year Building Supply Segment Sales were a Record $23.7 Million

Net Income for 2012 Increased 4.7% to $977,000 from $933,000 in 2011

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●

For the fourth quarter ended December 31, 2012, Building Supply segment sales increased by 23.3% to $5.9 million from $4.8 million for the quarter ended December 31, 2011. The Building Supply segment now comprises 57.8% of total revenues.

●	For the fourth quarter ended December 31, 2012, Infection Control segment sales increased 10.9% to $973,000 from $877,000 for the quarter ended December 31, 2011.

Nogales, Arizona – March 5, 2013 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three months and year ended December 31, 2012.

Consolidated sales for the fourth quarter increased 7.5% to $9.8 million from $9.2 million for the comparable quarter of 2011. Building Supply segment sales for the three months ended December 31, 2012 increased by 23.3% to $5.9 million compared to $4.8 million for the same period of 2011. The sales mix of the Building Supply segment for the three months ended December 31, 2012 was 66% for synthetic roof underlayment and 34% for housewrap. This compared to 69% for synthetic roof underlayment and 31% for housewrap for the fourth quarter of 2011. Sales for the Disposable Protective Apparel segment for the three months ended December 31, 2012 decreased 14.7% to $3.0 million, compared to $3.5 million for the same period of 2011. Infection Control segment sales for the three months ended December 31, 2012 increased by 10.9% to $973,000 compared to $877,000 for the same period of 2011.

Al Millar, President of Alpha Pro Tech, commented, “Overall sales increased for the fourth quarter of 2012 from the prior year period, led by a strong quarter of Building Supply and Infection Control segment sales. In early 2012, we introduced TECHNOply™, an economy version of our synthetic roof underlayment, to capture market share in the lower end of the market. This product contributed approximately 14% in the most recent quarter and contributed approximately 6% of total synthetic roof underlayment sales for 2012. We expect this to be a growth product for the Company. Sales of our REX™ Wrap Fortis non-perforated breathable housewrap continue to be lower than anticipated, although sales of this product are expected to contribute more significantly to the sales line in 2013. We saw increased sales of this product in the fourth quarter of 2012, which accounted for almost half of the product’s total sales in 2012, and we expect new distribution in the coming year. We believe that the outlook for the Building Supply segment is promising and that we are in a good position to take advantage of significant growth prospects as the housing market continues to recover.”

Consolidated sales for the year ended December 31, 2012 increased 6.6% to $41.1 million from $38.5 million for 2011. This increase consisted of increased sales in the Building Supply and Disposable Protective Apparel segments, partially offset by decreased sales in the Infection Control segment.

Building Supply segment sales for the year ended December 31, 2012 increased 10.0% to $23.7 million, compared to $21.6 million for 2011. The sales mix of the Building Supply segment for the year ended December 31, 2012 was 67% for synthetic roof underlayment and 33% for housewrap. This compares to 69% for synthetic roof underlayment and 31% for housewrap for 2011. Sales for the Disposable Protective Apparel segment for the year ended December 31, 2012 increased 5.0% to $13.2 million, compared to $12.6 million for 2011. Infection Control segment sales for the year ended December 31, 2012 decreased by 5.2% to $4.1 million, compared to $4.3 million for 2011. Mask sales were down by 4.2% to $2.8 million, and sales of medical bed pads and pet beds were down $100,000 to $0, as the product line was sold in the first quarter of 2011. Shield sales were down by 0.2% to $1.4 million. The overall mask sales decrease for 2012 was primarily due to a decline in industrial mask sales as a result of our previous largest industrial distributor launching its own line of masks, partially offset by an increase in medical mask sales.

Gross profit for the three months ended December 31, 2012 increased by 4.7% to $3.4 million, or 34.4% gross profit margin, compared to $3.2 million, or 35.3% gross profit margin, for the same period in 2011. Gross profit for the year ended December 31, 2012 increased 2.9% to $14.5 million, or 35.2% gross profit margin, from $14.0 million, or 36.5% gross profit margin, for 2011. The gross profit margin for the year ended December 31, 2012 was affected by the Building Supply segment margin, which has declined due to increased raw material costs and competitive pricing pressures.

Selling, general and administrative expenses increased by 26.6% to $3.3 million for the fourth quarter of 2012 from $2.6 million for the same quarter of 2011. As a percentage of net sales, selling, general and administrative expenses increased to 33.8% for the three months ended December 31, 2012 from 28.7% for the same period of 2011.

Selling, general and administrative expenses for the year ended December 31, 2012 increased by 4.5% to $12.9 million from $12.3 million for 2011. The increase was primarily due to increased sales and marketing expenses for both the Building Supply and Disposable Protective Apparel segments, which enjoyed revenue growth in 2012. In addition, executive bonuses were declined in 2011. As a percentage of net sales, selling, general and administrative expenses decreased to 31.4% for the year ended December 31, 2012 from 32.0% for 2011.

Net income decreased by 66.8% for the three months ended December 31, 2012 to $118,000, compared to $355,000 for the three months ended December 31, 2011. Net income as a percentage of net sales for the three months ended December 31, 2012 and 2011 was 1.2% and 3.9%, respectively. Basic and diluted net income per common share for the three months ended December 31, 2012 and 2011 were $0.01 and $0.02, respectively.

Net income increased by 4.7% for the year ended December 31, 2012 to $977,000, compared to $933,000 for 2011. Net income as a percentage of net sales for the year ended December 31, 2012 and 2011 was 2.4% and 2.4%, respectively. Basic and diluted net income per common share for the years ended December 31, 2012 and 2011 were $0.05 and $0.04, respectively.

The consolidated balance sheet remained strong with a current ratio of 19:1 as of December 31, 2012, compared to 35:1 as of December 31, 2011. The Company completed the fourth quarter of 2012 with working capital of $29.6 million.

Lloyd Hoffman, the Company’s Chief Financial Officer, commented, “Cash and cash equivalents decreased by 39.3%, or $2.9 million, to $4.6 million as of December 31, 2012, compared to $7.5 million as of December 31, 2011. The decrease in cash and cash equivalents was primarily due to increased inventory levels, payments for the repurchase of common stock and longer payment terms offered as an end-of-year promotion to building supply customers. Our cash position is expected to improve as of March 31, 2013, as the majority of the extended receivables should be collected by then.”

Inventory increased by $1.6 million, or 10.3%, to $17.2 million as of December 31, 2012 from $15.6 million as of December 31, 2011. The increase was primarily due to an increase in inventory for the Building Supply segment of $845,000, or 11.8%, to $8.0 million, and an increase in inventory for the Disposable Protective Apparel segment of $940,000, or 20.4%, to $5.6 million, partially offset by a decrease in inventory for the Infection Control segment of $187,000, or 4.9%, to $3.6 million. As of December 31, 2012, Disposable Protective Apparel inventory was higher than historical levels due to the Company’s purchasing more inventory in 2012 to account for the anticipated shut down of manufacturing during the Chinese New Year.

Mr. Hoffman concluded, “As of December 31, 2012, we had $729,000 available for additional stock purchases under our stock repurchase program. For the year ended December 31, 2012, we repurchased 1,085,050 shares of common stock at a cost of $1,581,000. As of December 31, 2012, we had repurchased a total of 8,593,628 shares of common stock at a cost of $10,792,000 through our repurchase program. We retire all stock upon its repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. Subsequent to year end, the Company’s Board of Directors authorized a $2.0 million expansion of the Company’s existing share repurchase program.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that cash generated from operations, current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Tables follow

Consolidated Balance Sheets

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$4,554,000	$7,503,000
Marketable securities	293,000	-
Accounts receivable, net of allowance for doubtful accounts of $74,000 and $54,000 as of December 31, 2012 and 2011, respectively	6,350,000	4,725,000
Inventories	17,164,000	15,566,000
Prepaid expenses	2,299,000	2,243,000
Deferred income tax assets	554,000	572,000
Total current assets	31,214,000	30,609,000

Property and equipment, net	3,419,000	3,636,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	113,000	135,000
Equity investments in and advances to unconsolidated affiliate	2,498,000	2,435,000
Total assets	$37,299,000	$36,870,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$860,000	$702,000
Accrued liabilities	793,000	169,000
Total current liabilities	1,653,000	871,000

Deferred income tax liabilities	813,000	823,000
Total liabilities	2,466,000	1,694,000

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 20,044,457 and 21,122,840 shares outstanding as of December 31, 2012 and 2011, respectively	200,000	211,000
Additional paid-in capital	20,915,000	22,248,000
Accumulated other comprehensive income	24,000	-
Retained earnings	13,694,000	12,717,000
Total shareholders' equity	34,833,000	35,176,000
Total liabilities and shareholders' equity	$37,299,000	$36,870,000

Consolidated Income Statements

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net sales	$9,848,000	$9,160,000	$41,058,000	$38,502,000

Cost of goods sold, excluding depreciation and amortization	6,463,000	5,928,000	26,598,000	24,456,000
Gross profit	3,385,000	3,232,000	14,460,000	14,046,000

Operating expenses:
Selling, general and administrative	3,329,000	2,629,000	12,879,000	12,323,000
Depreciation and amortization	173,000	202,000	764,000	818,000
Total operating expenses	3,502,000	2,831,000	13,643,000	13,141,000

Income (loss) from operations	(117,000)	401,000	817,000	905,000
Other income:
Equity in income of unconsolidated affiliate	78,000	126,000	480,000	494,000
Net gain on sales of assets	-	-	-	41,000
Interest, net	3,000	19,000	10,000	41,000
Total other income	81,000	145,000	490,000	576,000
Income (loss) before provision for (benefit from) income taxes	(36,000)	546,000	1,307,000	1,481,000

Provision for (benefit from) income taxes	(154,000)	191,000	330,000	548,000

Net income	$118,000	$355,000	$977,000	$933,000

Basic earnings per common share	$0.01	$0.02	$0.05	$0.04

Diluted earnings per common share	$0.01	$0.02	$0.05	$0.04

Basic weighted average common shares outstanding	20,714,076	21,408,293	20,703,296	22,077,905

Diluted weighted average common shares outstanding	20,714,076	21,408,293	20,703,296	22,077,905